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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940.

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(Print or Type Responses)
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1.   Name and Address of Reporting Person

                               Rennes Fondation
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   (Last)                           (First)             (Middle)

                                 Aeulestrasse 38
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                                    (Street)

                                  FL-9490 Vaduz
                         Principality of Liechtenstein
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                             Orthovita, Inc. (VITA)

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if any entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  January 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSAL OF,
                             OR BENEFICIALLY OWNED
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
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                                 (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                  2.                3.           ------------------------------- Owned at End   (D) or    Indirect
1.                                Transaction       Transaction                  (A)             of Month       Indirect  Beneficial
Title of Security                 Date              Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)  (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock                      01/22/02            S              3,400        D     $2.65                      D
Common Stock                      01/23/02            S              3,000        D     $2.49                      D
Common Stock                      01/24/02            S              3,100        D     $2.40                      D
Common Stock                      01/25/02            S              4,000        D     $2.33                      D
Common Stock                      01/28/02            S              5,000        D     $2.29                      D
Common Stock                      01/29/02            S              4,000        D     $2.30                      D
Common Stock                      01/30/02            S              7,000        D     $2.35                      D
Common Stock                      01/31/02            S              5,000        D     $2.30      2,118,974*      D
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
*The Reporting Person's filing on Form 4 on February 12, 2001 mistakenly reported an acquisition of 20,000 shares of Orthovita Common Stock, resulting in a total of 1,580,580 shares then beneficially owned. The correct number of acquired shares was 15,000, resulting in a total of 1,575,580 shares then beneficially owned. This mistake resulted in the reporting person reporting, for the remainder of 2001, 5,000 shares in excess of the actual number of shares beneficially owned by the reporting person.


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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:


             /s/ Rolf Herter                                February 10, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Name: Rolf Herter
      Title: Director


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
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